Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 4, 2021, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is September 17, 2021, and except for the effects of the stock split discussed in Note 1 to the consolidated financial statements as to which the date is September 30, 2021, relating to the financial statements, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-259632) of AvidXchange Holdings, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No.  3 to the Registration Statement on Form S-1 (No. 333-259632) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

October 12, 2021